June 10, 2019

Tracy D. Jackson
Chief Financial Officer
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, TX 77479

       Re: CVR Energy, Inc.
           Form 10-K for the Fiscal Year ended December 31, 2018
           Filed February 21, 2019
           Form 10-Q for the Fiscal Quarter ended March 31, 2019
           Filed April 25, 2019
           File No. 001-33492

Dear Ms. Jackson:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Natural
Resources
cc:    Matthew W. Bley